                                                                       Exhibit 1


Plan Administrator
Frontstep, Inc. 401(k) Plan:


We consent to incorporation by reference in the Registration Statement No. 333-43947 on Form S-8 of Frontstep, Inc., of our report dated May 16, 2002, with respect to the statements of net assets available for plan benefits of the Frontstep, Inc. 401(k) Plan as of December 31, 2001 and 2000, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2001, and the supplemental schedule of assets (held at end of year), which report appears in the Form 11-K of Frontstep, Inc. 401(k) Plan dated June 27, 2002.



KPMG LLP

Columbus, Ohio
June 27, 2002

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